For the semi-annual period ended June 30, 2003.
File number 811-3336
Prudential Equity Fund, Inc.
(Doing business as Strategic Partners Equity Fund)


SUB-ITEM 77-O

EXHIBITS

	Transactions Effected Pursuant to Rule 10f-3

Ia.

1. 	Name of Issuer
	American Electric Power

2. 	Date of Purchase
	2/27/03

3. 	Number of Securities Purchased
	37,800

4. 	Dollar Amount of Purchase
	$791,910

5. 	Price Per Unit
	$20.95

6. 	Name(s) of Underwriter(s) or Dealer(s)
	From whom purchased
		JPMorgan

7. 	Other Members of the Underwriting Syndicate:

		JPMorgan
		Banc of America Securities LLC
		Salomon Smith Barney
		BNP Paribas
		Danske Markets
		Goldman, Sachs & Co.
		Lehman Brothers



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